Exhibit 10.2

U.S. Performance Restricted Stock Unit Agreement #69
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
This Performance Restricted Stock Unit Award Agreement (together with Attachment 1 hereto, the “Agreement”) is made as of the award date set forth in the grant (the “Grant Date”), by and between WOLVERINE WORLD WIDE, INC., a Delaware corporation (“Wolverine” or the “Company”), and the employee identified in the grant (“Employee”).
Wolverine maintains a Stock Incentive Plan of 2024 (as it may be further amended from time to time, the “Plan”) that is administered by the Compensation and Human Capital Committee of Wolverine’s Board of Directors (the “Committee”), under which the Committee may award restricted stock units as all or part of a long-term incentive award.
The Committee has determined (i) that Employee is eligible to participate in the Plan and receive a long-term incentive award, (ii) Employee’s participation level, and (iii) the performance criteria for the award. The Committee has awarded to Employee restricted stock units of Wolverine subject to the terms, conditions and restrictions contained in this Agreement and in the Plan (the “Restricted Stock Unit Award”). Employee acknowledges receipt of a copy of the Plan and accepts this Restricted Stock Unit Award subject to all such terms, conditions and restrictions.
1.Award. Wolverine hereby awards to Employee the Restricted Stock Unit Award consisting of a target number of restricted stock units as set forth in the grant (the “Restricted Stock Units”), which shall be eligible to vest in accordance with the terms of this Agreement and the Plan. The ultimate “Incentive Award” received by Employee will be the number of Restricted Stock Units that vest hereunder as determined by the Committee. Each Restricted Stock Unit represents the conditional right to receive, without payment but subject to the terms, conditions and limitations set forth in this Agreement and in the Plan, one share of common stock of the Company (“Common Stock”) in accordance with this Agreement. On the Payout Date (as defined in Attachment 1), the Company shall deliver to Employee a number of shares of Common Stock in respect of the Restricted Stock Units that vest hereunder, together with any Dividend Equivalents (as defined below) thereon, or, at the option of the Company, a cash payment in an amount equal to the Fair Market Value on the Payout Date multiplied by the number of shares of Common Stock in respect of the Restricted Stock Units that vest hereunder, together with any Dividend Equivalents thereon, subject to any applicable withholdings required by applicable law.
2.Transferability. Until the Restricted Stock Units vest as set forth in Section 3 below and Attachment 1, the Plan provides that Restricted Stock Units are generally not transferable by Employee except by will or according to the laws of descent and distribution. The Plan further provides that all rights with respect to the Restricted Stock Units are exercisable during Employee’s lifetime only by Employee, Employee’s guardian or legal representative.
3.Vesting. Except as otherwise provided in this Agreement or by action of the Committee to reduce the number of Restricted Stock Units that would otherwise vest hereunder, the Restricted Stock Units shall vest as set forth in Attachment 1.
4.Termination of Employment Status.
(a)Except as set forth in subsection (b) or Section 5 below, Employee:
            (i)        must be an employee of the Company or one of its subsidiaries at the time the Committee certifies the achievement of the Performance Period performance criteria for the vesting of any portion of the Restricted Stock Unit Award; and

            (ii)    shall forfeit the entire unvested Restricted Stock Unit Award if, before such certification, Employee’s employment with Wolverine or its subsidiaries terminates (the “Employment Termination”) or the Committee terminates the Restricted Stock Unit Award (an “Award Termination”).
(b) If the Employment Termination is:
(i)     due to Employee’s:
(1)    Disability;
(2)    death; or
(3)    Retirement; or
(ii)    due to such other circumstances as the Committee in its discretion allows;
then the number of Restricted Stock Units which shall vest at the end of the Performance Period shall be calculated as set forth in subsection (c), subject to reduction by the Committee in its discretion. If there is an Award Termination, the Committee may in its discretion allow some or all of the Restricted Stock Units to vest, calculated as set forth in subsection (c), subject to reduction by the Committee in its discretion.
(c)    As soon as reasonably practicable following the end of the Performance Period, the Committee shall calculate, as set forth in Attachment 1, the number of Restricted Stock Units that would have vested based on the attainment of the performance criteria if Employee’s employment or Restricted Stock Units had not been terminated prior to the certification. The remainder of the Restricted Stock Units shall be automatically forfeited.
5.Change in Control. If, prior to the rTSR Measurement Period End Date (as defined in Attachment 1), a Change in Control occurs, to the extent the Restricted Stock Units are outstanding immediately prior to such Change in Control, they shall vest in accordance with Section 13(b)(ii) of the Plan.
6.Employment by Wolverine. The Agreement and the Restricted Stock Unit Award shall not impose upon Wolverine or any of its Subsidiaries any obligation to retain Employee in its employ for any given period or upon any specific terms of employment. Wolverine or any of its Subsidiaries may at any time dismiss Employee from employment, free from any liability or claim under the Plan or this Agreement, unless otherwise expressly provided in any written agreement with Employee. By accepting this Award, Employee reaffirms the obligations of any Employee Confidentiality, Intellectual Property Protection, and Restrictive Covenant Agreement or similar agreement, previously entered into between Wolverine and Employee.
7.Stockholder Rights.      Employee (or Employee’s permitted transferees) shall not have any voting and liquidation rights with respect to the Restricted Stock Units or the underlying Common Stock represented thereby unless and until shares of Common Stock are actually issued to Employee upon vesting of the Restricted Stock Units, in accordance with the terms of this Agreement.  Employee shall be paid a dividend equivalent (“Dividend Equivalent”) in the form of cash, with respect to any cash dividend, and stock, with respect to any stock dividend, if any, prior to the vesting of the Restricted Stock Unit Award (or portion thereof), on which dividends are paid on Common Stock underlying outstanding Restricted Stock Units.  Such Dividend Equivalent shall be computed by multiplying the amount of the cash dividend or the amount of the stock dividend, as applicable, declared and paid per share of Common Stock by the number of Restricted Stock Units held by Employee on the record date for the payment of such dividend.  Any cash or stock dividends declared on the Common Stock underlying the Restricted Stock Units prior to vesting of the award (or any portion of the award) will be credited by the Company for Employee’s account and will be paid, if at all, to Employee on the applicable vesting date with respect to the applicable Restricted Stock Units that vest and to which such dividends relate.  Upon vesting of the Restricted Stock Units and issuance to Employee of underlying shares of Common Stock, if applicable, Employee shall have all stockholder rights, including the right to transfer the underlying shares of Common Stock, subject to such conditions as Wolverine may reasonably specify to ensure compliance with applicable federal, provincial and state securities laws.
8.Withholding. Wolverine and any of its Subsidiaries shall be entitled to (a) withhold and deduct from Employee’s future wages (or from other amounts that may be due and owing to Employee from Wolverine or a Subsidiary, including amounts under this Agreement), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all applicable federal, state and local withholding and employment-related tax requirements attributable to the Restricted Stock Units Award under this Agreement, including, without limitation, the award, vesting or settlement of Restricted Stock Units and any Dividend Equivalents; or (b) require Employee promptly to remit the amount of such withholding to Wolverine or a Subsidiary before taking any action with respect to the Restricted Stock Units. Unless the Committee provides otherwise, withholding may be satisfied by withholding shares of Common Stock to be received by Employee pursuant to this Agreement or by delivery to Wolverine or a Subsidiary of previously owned Common Stock of Wolverine.
9.Effective Date. This grant of Restricted Stock Units shall be effective as of the Grant Date set forth in the grant.
10.Agreement Controls. The Plan is hereby incorporated in this Agreement by reference. Capitalized terms not defined in this Agreement shall have those meanings provided in the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the provisions of the Agreement shall control.

WOLVERINE WORLD WIDE, INC.
COMPENSATION AND HUMAN CAPITAL COMMITTEE

ATTACHMENT 1 TO RESTRICTED STOCK UNITS AWARD AGREEMENT
The number of Restricted Stock Units that will vest is equal to the number resulting from the formula setforth immediately below, subject to any exercise of negative discretion of the Committee.

1.    The number of Restricted Stock Units that will vest under this Attachment 1 and this Agreement, as determined by the Committee, is equal to:

(Target Value/Market Price) x Overall Award Percentage

rounded up to the nearest whole number (but not in excess of the where:

Overall Award Percentage will be the sum of (i) the OP Average Award Percentage multiplied by the OP Factor, and (ii) the rTSR Award Percentage multiplied by the rTSR Factor.

OP Average Award Percentage will be equal to (x) the sum of the OP Award Percentage for each Fiscal Year during the OP Measurement Period divided by (y) three.

rTSR Award Percentage will be based upon the Company’s Total Shareholder Return ranking as of the end of the rTSR Measurement Period relative to the Total Shareholder Return of the S&P Composite 1500 Companies.

(a)    OP Award Percentage for each Fiscal Year during the OP Measurement Period will be calculated as follows:

    If the OP for the applicable Fiscal Year is < Threshold OP, OP Award Percentage = 0%

    If the OP for the applicable Fiscal Year is ≥ Threshold OP and < Target OP, OP Award Percentage =
([[

(OP – Threshold OP)
(Target OP – Threshold OP)
] x 0.5 ] + 0.5 ) x100

    If the OP for the applicable Fiscal Year is ≥ Target OP and < Stretch OP, OP Award Percentage =

([[

(OP – Target OP)
(Stretch OP – Target OP)
] x 0.5 ] + 1.0 ) x100
If the OP for the applicable Fiscal Year is ≥ Stretch OP, OP Award Percentage = Award Cap

(b)    The rTSR Award Percentage for the rTSR Measurement Period shall be the Company’s Total Shareholder Return ranking as of the end of the rTSR Measurement Period relative to the Total Shareholder Return rankings as of the end of the rTSR Measurement Period of the S&P Composite 1500 Companies as forth in the following table:

Performance Level	rTSR Rank(1)	Payout(2) (3)
Below Threshold	<25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Stretch	75th Percentile	200%

(1)    rTSR Rank is calculated based on the Company’s ranking within the S&P Composite 1500 Companies based on its Total Shareholder Return as compared to the Total Shareholder Return of each S&P Composite 1500 Company.

(2)    For performance between threshold and target and between target and stretch, the rTSR Award Percentage will be determined on straight line interpolation.

(3)    If the Company’s Total Shareholder Return for the rTSR Measurement Period is negative, the rTSR Award Percentage shall be capped at 100%.

The other defined terms shall have the following meanings for the purpose of this Agreement:

Award Cap	200%
Award Recipient	An employee of the Company to whom the Compensation and Human Capital Committee of the Board of Directors or the Board of Directors grants a Performance Restricted Unit Award, for such portion of the Performance Period as the Committee determines.
Operating Profit	Total earnings from the Company’s core business function for the Fiscal Year after deducting selling, general and administrative costs. Operating Profit shall not include interest, taxes and other items reported in the Consolidated Statement of Operations below Operating Profit.
Fiscal Year	The fiscal year of the Company for financial reporting purposes as the Company may adopt from time to time.
Market Price	The Fair Market Value on the Grant Date.
OP Measurement Period	The three-year period beginning on the first day of the Company’s 2025 Fiscal Year and ending on the last day of the Company’s 2027 Fiscal Year.
Payout Date	The date determined by the Committee upon the vesting of Restricted Stock Units for the issuance and delivery of Common Stock and, if applicable, any cash payment, to which such Payout Date relates, which date shall be as soon as practicable, but in no event more than sixty (60) days following the date of vesting (or, if earlier, within 30 days following the date of a Change in Control, to the extent provided in Section 5 of this Agreement and the Plan).
Performance Period	The OP Measurement Period plus the rTSR Measurement Period.
rTSR Measurement Period	The three-year period beginning on February 5, 2025.
rTSR Measurement Period End Date	The last day of the rTSR Measurement Period.
S&P 1500 Companies	The companies making up the S&P Composite 1500 Consumer Durables & Apparel Index as of the first day of the Performance Period.
Target Value	Subject to the forfeiture provisions of Section 4 of the Agreement, the Target Value shall be the dollar target amount granted at the beginning of the OP Measurement Period (or, if later, at the time an Employee is determined by the Committee to be eligible to participate in the Plan), multiplied by a fraction, the numerator of which is months employed and participating for the OP Measurement Period and the denominator of which is 36. For clarification, the dollar target amount is only counted once for corresponding cycle grant year in cases where grants are made on the same date for multiple performance periods. Partial months employed/participating shall only be included in the numerator, above, if Employee is employed/participating for the majority of days in such month.
Total Shareholder Return	The change in value expressed as a percentage of a given dollar amount invested in a company’s most widely publicly traded stock over the rTSR Measurement Period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends (including the cash value of non-cash dividends) in such stock of the company. The thirty (30) calendar-day average closing price of shares of Common Stock and the stock of the S&P 1500 Companies (i.e., the average closing prices over the period of trading days occurring in the thirty (30) calendar days prior to the first day of the rTSR Measurement Period and ending on the first day of the rTSR Measurement Period and the average closing prices over the period of trading days occurring in the final thirty (30) calendar days ending on the rTSR Measurement Period End Date) will be used to value shares of Common Stock and the stock of the S&P 1500 Companies. Dividend reinvestment will be calculated using the closing price of a share of Common Stock or the stock of the applicable S&P 1500 Company on the ex-dividend date or, if no trades were reported on such date, the latest preceding date for which a trade was reported. If a company that is included in the S&P Composite 1500 Consumer Durables & Apparel Index as of the first day of the rTSR Measurement Period ceases to be publicly traded (other than through bankruptcy) during the rTSR Measurement Period, or if it publicly announced that any such company will be acquired, whether or not such acquisition occurs during the rTSR Measurement Period, such company shall not be treated as a S&P 1500 Company for purposes of the determinations herein and such company’s Total Shareholder Return shall not be included for purposes of the calculations herein. Companies that were in the S&P Composite 1500 Consumer Durables & Apparel Index on the first day of the rTSR Measurement Period but that exit due to bankruptcy before the end of the rTSR Measurement Period remain S&P 1500 Companies and are assigned a Total Shareholder Return value of -100%. Companies that exit the S&P Composite 1500 Consumer Durables & Apparel Index before the end of the rTSR Measurement Period but remain publicly-traded throughout the rTSR Measurement Period remain S&P 1500 Companies.

TSR Percentile Rank	The percentage of Total Shareholder Return values among the S&P 1500 Companies at the rTSR Measurement Period End Date that are equal to or lower than the Company’s Total Shareholder Return at the rTSR Measurement Period End Date, provided that if the Company’s Total Shareholder Return falls between the Total Shareholder Return of two of the S&P 1500 Companies the TSR Percentile Rank shall be adjusted by interpolating the Company’s Total Shareholder Return on a straight line basis between the Total Shareholder Return of the two S&P 1500 that are closest to the Company’s. For purposes of the TSR Percentile Rank calculation, the Company will be excluded from the group of S&P 1500 Companies.
OP Factor	As set by the Compensation Committee within the first 90 days of the Performance Period.
Threshold OP	As set by the Compensation Committee for each Fiscal Year during the OP Measurement Period within the first 90 days of the Performance Period.
Target OP	As set by the Compensation Committee for each Fiscal Year during the OP Measurement Period within the first 90 days of the Performance Period.
Stretch OP	As set by the Compensation Committee for each Fiscal Year during the OP Measurement Period within the first 90 days of the Performance Period.
rTSR Factor	As set by the Compensation Committee within the first 90 days of the Performance Period.